Exhibit 99.1

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LBI Media Reports Third Quarter 2004 Results

Third Quarter Net Revenues Increase 6%

Burbank, CA – November 15, 2004 – LBI Media, Inc. (the “Company”) announced its financial results today for the third quarter and nine months ended September 30, 2004.

Results for the Quarter Ended September 30, 2004

For the quarter ended September 30, 2004, net revenues increased 6% to $24.2 million from $22.8 million for the same quarter last year. This increase was primarily attributable to revenue growth from our television stations in the Los Angeles and Houston markets, along with incremental revenue from our most recent television station acquired in the Dallas-Fort Worth, Texas market. These increases were offset by a decline in revenue from our radio segment, primarily resulting from a decrease in demand for Spanish-language advertising by national advertisers and strong overall results posted in the third quarter of 2003, when total company revenue growth reached 24%. Operating expenses (excluding depreciation and noncash employee compensation) increased 20% to $12.3 million in the third quarter of 2004 versus $10.2 million in the third quarter of 2003. This growth in operating expenses can be primarily attributed to the incremental costs associated with operating our recently acquired television station, KMPX-TV, in Dallas-Fort Worth, TX, the incremental costs associated with producing additional in-house programming for prime time, and additional sales salaries and commissions associated with the growth in our revenue base. As a result, third quarter 2004 Adjusted EBITDA1 decreased 5% to $11.9 million from $12.6 million for the corresponding 2003 period.

The Company recognized net income of $3.4 million for the quarter, compared to $5.9 million for the same period of 2003. This decrease was primarily attributable to a $1.8 million increase in noncash employee compensation and depreciation expense during the quarter.

Television division net revenues increased 20% to $12.1 million from $10.1 million for the same quarter last year. The success in selling and marketing our improved programming line-up during prime time, and ratings growth in key demographics, have enabled us to raise rates and sell more advertising inventory. We also experienced incremental revenue growth through our recently acquired television station, KMPX-TV, in the Dallas-Forth Worth market. Operating expenses

(1)	We define Adjusted EBITDA as net income plus income tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

(excluding depreciation and noncash employee compensation) increased 34% to $6.6 million from $4.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the incremental costs associated with our recently acquired television station, KMPX-TV, in the Dallas-Fort Worth market, the additional expenses associated with our new internally produced prime time programming, and an increase in sales salaries and commissions associated with our revenue growth. Operating income remained flat at $4.7 million. Adjusted EBITDA increased 6% to $5.5 million from $5.2 million for the same quarter last year.

Radio division net revenues decreased 5% to $12.1 million from $12.7 million for the same quarter last year. The decline in revenue can be primarily attributed to a decrease in demand for Spanish-language advertising by national advertisers and strong results posted in the third quarter of 2003, when revenue growth reached 20%. Operating expenses (excluding depreciation and noncash employee compensation) increased 7% to $5.7 million from $5.3 million for the same quarter last year. The growth in operating expenses can be primarily attributed to an increase in programming compensation and an increase in music license and ratings service fees. Operating income decreased 37% to $4.2 million from $6.6 million for the same quarter of 2003. Adjusted EBITDA decreased 13% to $6.4 million from $7.4 million for the third quarter of 2003.

Results for the Nine Months Ended September 30, 2004

For the nine months ended September 30, 2004, net revenues increased 10% to $68.4 million from $61.9 million for the same period last year. This increase was primarily attributable to revenue growth from our television segment, including additional revenue from our station in the Dallas-Fort Worth market, KMPX-TV, acquired in January 2004. The increase in revenues from our television segment was offset by a modest decline in revenues from our radio division, primarily resulting from lower national advertising time sold during the first nine months of 2004, as compared to the corresponding period in 2003 and strong results posted for the first nine months of 2003, when total company revenue growth reached 19%. Operating expenses (excluding depreciation and noncash employee compensation) increased 17% to $34.4 million during the first nine months of 2004, from $29.3 million for the corresponding period of 2003. The increase in operating expenses can be primarily attributed to the incremental costs associated with operating our recently acquired television station, KMPX-TV, in Dallas-Fort Worth, TX, the incremental costs associated with producing additional in-house programming for prime time, additional sales salaries and commissions associated with the growth in our revenue base and growth in general administrative expenses associated with increased sales. As a result, Adjusted EBITDA for the nine months ended September 30, 2004 increased 4% to $34.0 million from $32.6 million for the nine months ended September 30, 2003.

The Company reported net income of $11.9 million during the first nine months of 2004, compared to $13.2 million during the corresponding period in 2003. This decrease was primarily attributable to a $2.4 million increase in noncash employee compensation and depreciation expense during the nine months ended September 30, 2004.

Television division net revenues increased 28% to $35.6 million for the nine months ended September 30, 2004, from $27.8 million for the corresponding period of 2003. This increase was attributable to revenue growth in our California and Texas markets, resulting from improved program ratings, which has enabled us to raise advertising rates and increase advertising time sold. Incremental revenues from our Dallas-Fort Worth station, KMPX-TV, acquired in January 2004 also contributed to revenue growth. Operating expenses (excluding depreciation and noncash employee compensation) increased 37% to $18.7 million during the first nine months of 2004, from $13.7 million for the corresponding period of 2003. The increase in operating expenses can be primarily attributed to the incremental costs associated with operating our recently acquired television station, KMPX-TV, in Dallas-Fort Worth, TX, the incremental costs associated with producing additional in-house programming for prime time, additional sales salaries and commissions associated with the growth in our revenue base, higher music license and ratings service fees and general increases in administrative expenses associated with our revenue growth. Operating income increased 16% to $14.6 million from $12.6 million for the same period of 2003. Adjusted EBITDA increased 20% to $16.9 million from $14.1 million for the first nine months of 2003.

Radio division net revenues decreased 4% to $32.8 million for the nine months ended September 30, 2004, from $34.1 million for the same period last year. The decline in revenue can be primarily attributed to a decrease in demand for Spanish-language advertising by national advertisers and strong results posted during the nine months ended September 30, 2003, when revenue growth reached 18%. Operating expenses (excluding depreciation and noncash employee compensation) remained virtually flat between the nine months ended September 30, 2004 and the corresponding period of 2003. Operating income decreased 19% to $13.0 million from $16.0 million for the same period of 2003. Adjusted EBITDA decreased 7% to $17.1 million, from $18.5 million for the first nine months of 2003.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “I remain very enthusiastic about the prospects for both our television and radio operations. Our 20% net revenue growth from our television segment is quite impressive given the overall performance in our industry. This performance demonstrates our ability to sell and market our overall programming, and in particular, the market’s receptivity to our expanded internally produced programming. For example, in the Los Angeles market, KRCA-TV increased its ratings by 30% in the July 2004 Nielsen Sweeps, among Hispanic Adults 18-49, from 7:30 a.m. to 10:00 pm, when compared to the corresponding results in the previous year. Gana La Verde, a new program that we launched in July of 2004 has received national attention in the general and Hispanic markets due to its novel approach to reality-based television programming. Secretos, another new program that we launched in July 2004, vaulted to the number two position in the competitive 8:00 p.m. time period, in the Los Angeles market. Our radio revenue results have been disappointing in the third quarter of this year, primarily due to lackluster national sales and difficult comparisons due to the double-digit growth rates we experienced in the third quarter of 2003. On a positive note, we have posted improved results with our largest radio properties in the two most recent Arbitron Ratings Books. Our flagship Los Angeles radio station, “Que Buena”, has posted a 23% ratings gain among Hispanic adults, 18-49, Monday through Sunday, 6:00 a.m. to 12:00 a.m., based upon the average of the Spring and Summer 2004 Arbitron Books versus the corresponding period in 2003. More importantly, Que Buena is now the number two Hispanic radio station in the Los Angeles Market based upon the aforementioned two book average. Our largest Houston radio property, “La Raza”, posted a 15% ratings gain among

Hispanic adults, 18-49, Monday through Sunday, 6:00 a.m. to 12:00 a.m., based upon the average of the Spring and Summer 2004 Arbitron Books versus the corresponding period in 2003.”

Executive Management Change

On November 15, 2004, the Company announced the hiring of Steven Cramer as Chief Financial Officer. Brett Zane, the Company’s previous Chief Financial Officer, resigned in order to pursue a non-broadcasting media opportunity. Mr. Zane will remain with LBI Media until November 19, 2004 in order to assist in an orderly transition of his duties to Mr. Cramer.

Prior to joining LBI Media, Mr. Cramer served as Chief Strategy Officer at MatchNet plc, a leading provider of online personals. Prior to MatchNet, Mr. Cramer served as Chief Financial Officer of Apex Medical Corp., a leading marketer and distributor of home healthcare products from October 2002 to July 2004. Previously, Mr. Cramer served as an investment banker in the Corporate Finance Divisions of Morgan Stanley & Co., Donaldson, Lufkin and Jenrette and Credit Suisse First Boston. Mr. Cramer received his Bachelor of Arts degree with distinction from Stanford University and an MBA from Harvard Business School.

“I am very pleased to welcome Steve to LBI Media”, said Lenard Liberman, the Company’s Executive Vice President. “I am highly confident that Steve’s wealth of financial experience, both on Wall Street and in serving as a senior officer at various companies, will be a tremendous asset to LBI Media. I would also like to thank Brett for his service to LBI Media and wish him the very best with his new opportunity.”

Recent Developments

On July 20, 2004, the Company completed its purchase of selected assets of radio station KNOR-FM, serving the Dallas-Fort Worth, Texas market, for an aggregate purchase price of approximately $16.1 million (including acquisition costs). The purchase was financed through cash on hand and borrowings under the Company’s senior credit facility.

On August 11, 2004, the Company increased the borrowing capacity under its revolving senior credit facility to $195.0 million from $175.0 million.

Third Quarter 2004 Conference Call

The Company will host a conference call to discuss its financial results for the third quarter ended September 30, 2004 on Tuesday, November 16, 2004 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 474-8920 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Third Quarter 2004 Conference Call.” The conference call will be recorded and made available for replay through Friday, November 19, 2004. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode ID 881028.

About LBI Media

LBI Media is the largest privately-held, and fourth largest overall, owner and operator of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2004	2003	2004	2003
Revenues	$27,812	$26,210	$78,395	$70,801
Less agency commissions	(3,595)	(3,378)	(10,035)	(8,899)

Net revenues	24,217	22,832	68,360	61,902

Operating expenses:
Program and technical	4,489	3,147	11,995	9,413
Promotional	508	535	1,319	1,206
Selling, general and administrative	7,273	6,535	21,008	18,698
Noncash employee compensation	1,696	430	2,582	1,457
Depreciation	1,390	906	3,830	2,565

Total operating expenses	15,356	11,553	40,734	33,339

Operating income	8,861	11,279	27,626	28,563
Interest expense	(5,448)	(5,338)	(15,644)	(15,410)
Interest and other income	20	18	111	73
Gain (loss) on sale of property and equipment	—	—	2	(4)

Income before income taxes	3,433	5,959	12,095	13,222
Provision for income taxes	(81)	(20)	(204)	(60)

Net income	$3,352	$5,939	$11,891	$13,162

Adjusted EBITDA(1)	$11,947	$12,615	$34,038	$32,585

Adjusted EBITDA Margin (%)(2)	49.3%	55.3%	49.8%	52.6%

(1)	Refer to footnote (1) on page 1.
(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$1,476	$4,094	$14,741	$10,603
Add:
Gain on sale of investments	—	—	47	—
Income tax expense	81	20	204	60
Interest expense, net	5,428	5,320	15,533	15,337
Less:
Amortization of deferred financing costs	(186)	(138)	(500)	(407)
Provision for doubtful accounts	(259)	(434)	(716)	(755)
Changes in operating assets and liabilities:
Accounts receivable	309	738	202	4,195
Program rights	33	101	(428)	18
Amounts due from related parties	36	(167)	226	(8)
Prepaid expenses and other current assets	(124)	(840)	(284)	(476)
Employee advances	88	38	116	100
Accounts payable and accrued expenses	1,808	(471)	1,185	(757)
Accrued interest	3,148	3,728	3,341	4,226
Program rights payable	29	55	36	16
Amounts due from related parties	—	44	189	(73)
Deferred state income tax payable	(38)	(20)	(106)	(50)
Other assets and liabilities	118	547	252	556

Adjusted EBITDA	$11,947	$12,615	$34,038	$32,585

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2004	2003	2004	2003
Radio division operating income	$4,173	$6,609	$13,024	$16,000
Depreciation	560	366	1,551	1,029
Noncash employee compensation	1,696	430	2,582	1,457

Radio division Adjusted EBITDA	$6,429	$7,405	$17,157	$18,486

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2004	2003	2004	2003
Television division operating income	$4,688	$4,670	$14,602	$12,563
Depreciation	830	540	2,279	1,536
Noncash employee compensation	—	—	—	—

Television division Adjusted EBITDA	$5,518	$5,210	$16,881	$14,099